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                                                                 Exhibit 10.14

                                               Richard R. Russell
                                               President and
                                               Chief Executive Officer

[GenTek Logo]                                  GenTek Inc.
                                               Liberty Lane
                                               Hampton, NH 03842
                                               Tel 603 929 2253
                                               Fax 603 929 2404


                                 March 19, 2004


Mr. Richard R. Russell



Dear Rich,

    I am delighted to extend to you the following terms of employment for your service as President and Chief Executive Officer of GenTek Inc. As the President and Chief Executive Officer of the company, you agree to devote substantially all of your time and efforts to the business and affairs of the Company. Moreover, during the term of your employment or at any time after the termination of your employment with the Company, you agree not to disparage the Company, its directors, officers, agents or representatives.

    As of February 1, 2004, your annual base salary will be $521,000. In addition you will be eligible to participate in the Company's short-term incentive plan, which is based on the Company's performance each calendar year. For the 2004 calendar year, your short-term incentive plan target will equal 125% of your annual base salary. All compensation paid to you under this agreement will be subject to any applicable withholding or federal, state and local income and employment taxes.

    During the term of your employment, you will be entitled to participate in the employee benefit programs in effect which are applicable to our executives and for which you satisfy the eligibility requirements. Specifically, you will be eligible to participate in the Company's long-term incentive plan, LTIP. Pursuant to the terms of the long-term incentive plan, you will receive an annual award. For the 2004 calendar year, your target award under the long-term incentive will equal 150% of your annual base salary and will include a grant of 40,000 shares of 'emergence' restricted stock.

    You will also be entitled to five weeks vacation. Up to one week of accrued vacation not taken in any calendar year may be carried forward or used in a subsequent year. Upon a termination of employment, you will be paid any accrued but unused vacation for the year in which the termination occurs. Pursuant to the terms of the Company's expense reimbursement program, you will be reimbursed for any business expenses that you incur during the term of your employment.




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    With respect to your excess pension balance in the Supplemental Executive
Retirement Plan (the 'SERP'), the Company agrees to restore this benefit in the amount of $900,000, which will vest ratably over the next four years. At the time you leave your employment for whatever reason you shall be entitled to and be paid the amount which has vested up to the date of your departure. The terms and conditions of the SERP as well as those outlined in the Plan of Reorganization and Section 5.01 of the KERP Agreement, shall apply to any benefits that you are entitled to receive under the SERP.

    You will also continue participation in the GenTek Inc. Key Employee Retention Plan (the 'KERP') and nothing herein shall abridge or decrease any rights that you may have under the KERP. The terms and conditions of the KERP, and not of this agreement, shall apply to any benefits that you are entitled to receive under the KERP. Notwithstanding the foregoing, you and the Company agree that Section (iii) of the Good Reason definition on page 5 of your KERP Agreement is hereby amended to (a) recognize that the change of the address in the Company's 10K to reflect the prior relocation of the corporate headquarters from Hampton, New Hampshire to Parsippany, New Jersey is not a change of your principal place of employment and will not constitute 'Good Reason' under Section (iii) and (b) to provide, however, that you will have 'Good Reason' under Section (iii) to terminate your employment if the Company requires that you relocate your personal residence to any location more than 50 miles from Hampton Falls, New Hampshire and you have not consented to such relocation.

    You will physically move out of the Liberty Lane, Hampton office when the Latona transition is completed, and you can open a GenTek New Hampshire office that you can use for working in the same manner including your frequent travel to Parsippany, New Jersey and other company locations, in the performance of your duties as President and Chief Executive Officer of the Company that you have for the past 18 years running General Chemical, General Chemical Group, Inc., and GenTek Inc.

    The term of this agreement will run through April 30, 2006 and your rights, privileges and benefits in the event your employment ceases for whatever reason prior thereto shall be governed in all respects by the applicable provisions of the KERP Agreement. In the event that the Company decides not to renew this Agreement, then you shall be treated as if you were terminated under Subsection
(ii) of Section 4.01 of the KERP Agreement and be entitled to the severance amounts and benefits applicable in the event of a termination under such Section 4.01(ii).

    Except as required in the performance of your duties, you agree, in perpetuity, to maintain in confidence and to not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for your benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to GenTek Inc., including, without limitation, information with respect to the GenTek Inc.'s operations, processes, inventions, business practices, finances, principals, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.
We agree that the foregoing matters are important, material and confidential





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proprietary information and trade secrets and affect the successful conduct of the businesses of GenTek Inc. (and any successor or assignee of GenTek Inc.). However, you may respond to a lawful and valid subpoena or other legal process provided that you give us the earliest possible notice thereof as much in advance of the return date as possible, make available to us and to our counsel the documents and other information sought and assist such counsel in resisting or otherwise responding to such process.

    This agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Delaware, without reference to the principles of conflicts of law of the Delaware or any other jurisdiction, and where applicable, the laws of the United States. The invalidity or unenforceability of any provision or provisions of this agreement shall not affect the validity of enforceability of any other provision of this agreement, which shall remain in full force and effect. The terms of this agreement and the other agreements referred to herein including but not limited to the LTIP and KERP ('these Agreements') are intended to be the final expression of our agreement with respect to your employment and may not be contradicted by evidence of any prior or contemporaneous agreement. We further intend that these Agreements shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this agreement.

    This agreement may not be modified, amended, or terminated except by an instrument in writing, signed by you and William E. Redmond, Jr. By an instrument in writing similarly executed, you or the company may waive compliance by the other with any provision of this agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

    To accept this offer and the terms of this agreement, please sign and date both of the enclosed letters and return one to me in the enclosed envelope. Please contact me at 518-581-2323 if I can be of further assistance.


                                                    Cordially,

                                                    William E. Redmond, Jr.
                                                    Director, GenTek Inc.


I accept the above offer by GenTek Inc. and I understand and agree to the terms set forth above.

Signed:

Dated:

SSN: